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Virtusa Corporation

(Name of Registrant as Specified In Its Charter)

New Mountain Vantage LO, L.P.

New Mountain Vantage Focus, L.P.

New Mountain Vantage Co-Invest II, L.P.

New Mountain Vantage GP, L.L.C.

New Mountain Vantage Advisers, L.L.C.

Michael J. Baresich

Ramakrishna Prasad Chintamaneni

Patricia B. Morrison

Chad Fauser

Nadia Shouraboura

New Mountain Vantage (California) II, L.P.

New Mountain Vantage, L.P.

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This filing contains a press release issued on June 22, 2020 by New Mountain Vantage.

New Mountain Vantage Confirms Nomination of Three

Highly Qualified Candidates for Election to Virtusa Corporation’s Board of Directors

Delivers Letter to Board Highlighting Opportunity to Create Substantial Shareholder Value

Believes Now is Time to Usher in an Era of Accountability to the Virtusa Boardroom

NEW YORK, June 22, 2020 / PRNewswire / — New Mountain Vantage Advisers, L.L.C. (“NMV”), which manages funds that hold a collective economic ownership interest in Virtusa Corporation (“Virtusa” or the “Company”) equivalent to approximately 11% of the Company’s outstanding common stock, today issued the following statement confirming that it has nominated three highly qualified candidates for election to Virtusa’s Board of Directors (the “Board”) at the upcoming 2020 Annual Meeting of Stockholders. Concurrent with the delivery of the nomination notice, NMV also sent a detailed letter to the Board, which is reproduced below the initial statement.

The NMV statement follows:

“New Mountain Vantage began investing in Virtusa in the Fall of 2019 based on our conviction that the stock was significantly undervalued given the Company’s strong and underappreciated digital transformation capabilities and substantial future earnings growth potential. Unfortunately, however, poor execution resulting from a lack of accountability has led to sub-par performance and has held Virtusa back from reaching its full potential.

Virtusa’s underperformance and failed commitments to shareholders include:

•	Worst in class margins that are currently ~50% below the relevant IT Services peer group[1] average and ~50% below the “mid-teens or higher” targets management has discussed for more than seven years;

•	Significant earnings volatility resulting from client and industry revenue concentration which Virtusa has failed to address despite repeated promises over many years;

•

Weak EPS growth despite repeated commitments of “Profitable Revenue Growth,” with Virtusa’s revenues having grown seven times faster than its Adjusted EPS from FY2015 to FY2020 (22% Revenue CAGR versus 3% Adj. EPS CAGR);

•

A flawed management compensation structure which has rewarded unprofitable revenue growth, with CEO compensation growing by 122% from FY2015 to FY2019 versus total Adj. EPS growth of only 15% over the same period;

•	Poor capital allocation as evidenced by value destruction and subsequent degradation in return on invested capital from the Polaris transaction; and

•

Material corporate governance deficiencies including a staggered board, no separation of chairman and CEO roles, lack of diversity on the Board and the inability for shareholders to call special meetings or act by written consent.

[1]	Peer group includes Tata Consultancy Services Ltd, Infosys Ltd, Endava PLC, Cognizant Technology Solutions Corp, Globant SA, Accenture PLC, EPAM Systems Inc., Perficient Inc., and Capgemini SE.

All of which have resulted in:

•

Poor Returns for Virtusa shareholders who have seen Virtusa’s stock price decline by ~34% over the last five years while its relevant Russell 3000 peer group has delivered a median total shareholder return of ~77% in this same period, resulting in Virtusa ranking in the bottom tenth percentile versus peer group performance.[2]

The Company’s rushed announcement this past Friday regarding the appointment of a new director, and its intention to embark on a Board refreshment process while engaging in discussions with its largest active investor surrounding these exact topics, is troubling, to say the least. When taken at face value, the addition of a new director appears to be a step in the right direction. However, we unfortunately believe that this is evidence of an entrenched management and Board that would prefer to add another director that will simply accept the status quo, as opposed to a representative nominated by an 11% economic holder that has constructively advocated for change to benefit all shareholders.

We have strong conviction that there is a tremendous value creation opportunity at Virtusa, but we believe that this will only be achieved through increased shareholder participation on the Board to ensure better operating performance, appropriate accountability, better alignment between management compensation and shareholder returns, and improved corporate governance. In our view, Virtusa’s clear objective is to continue to refresh the Board with directors that are favored by the Company and management, with no true accountability to shareholders. It has been this dynamic that has led to significant share price underperformance over the last five years.

While we were hopeful that Virtusa would welcome Board-level participation by its largest active investor with a track record of operational excellence, the Company’s announcement Friday confirms our long-standing corporate governance concerns and requires that we take our value-creating platform directly to shareholders.

The NMV nominees to the Board are:

•

Michael Baresich: Michael is the founder and Chief Executive Officer of New York Tech Advisors, L.L.C., which provides specialized advisory services to technology-focused companies. Michael has previously held significant information technology executive positions at leading financial institutions, having served as Chief Information Officer at Ally Financial, CIT Group and Citigroup Asset Management.

•

Ramakrishna Prasad Chintamaneni: Prasad is a seasoned IT services executive and investor. He currently serves as a Managing Director at New Mountain Capital, L.L.C., leading the firm’s investment initiatives in digital transformation. Prior to joining New Mountain, Prasad was the President, Global Industries and Consulting for Cognizant, and led Cognizant’s vertical commercial organization, which included all industry verticals and the global consulting business. Prasad previously served as Cognizant’s Global Head of Banking and Financial Services practice. Prasad joined Cognizant in 1999 and began his career there by establishing key relationships with many of Cognizant’s largest banking and financial services clients. Prior to joining Cognizant, Prasad was an investment banker at Merrill Lynch where he was a member of Merrill’s Business Strategy Committee in India.

•

Patricia “Patty” Morrison: Patty is a highly accomplished information technology executive with significant public company board experience. Patty previously served as Executive Vice President Customer Support Services and Chief Information Officer at Cardinal Health, Inc., Executive Vice President and Chief Information Officer at Motorola, Inc., and Executive Vice President and Chief Information Officer at Office Depot, Inc. Patty presently serves as a Board Director for Splunk, Inc. and Baxter Healthcare.

[2]	Software & Services (4510 GICS) companies within the Russell 3000 index. Relevant five-year period is June 15, 2015 through June 15, 2020.

As the largest active investor in Virtusa, we remain hopeful that we can avoid a protracted, expensive and distracting proxy contest. As we have expressed to the Board on several occasions, we remain willing to immediately withdraw our nomination notice so long as the Company:

•	Immediately embraces our request to add an NMV representative to the Board;

•

Agrees to work collaboratively with NMV on further Board refreshment that the Company has now claimed to have commenced, including by appointing at least one of our independent director nominees to the Board; and

•

Publicly announces its commitment to develop a concrete margin improvement and revenue diversification strategy, including clear goals and a timeframe so that shareholders can hold management and the Board accountable for the achievement of the articulated objectives.”

Willkie Farr & Gallagher LLP is acting as legal counsel to NMV and Harkins Kovler, LLC is acting as proxy solicitor.

Below is the text of the letter that NMV delivered to Virtusa’s Board on June 17, 2020:

It Is Time for Virtusa to Unlock Its Full Potential

New Mountain Vantage Has Petitioned the Board for Several Changes to Create Substantial

Shareholder Value

This Will Usher in an Era of Accountability to the Virtusa Boardroom

June 17th, 2020

Dear Virtusa Board of Directors,

Thank you very much for taking the time over the past month and a half to discuss Virtusa Corporation (“Virtusa” or the “Company”) with us. As you are aware, New Mountain Vantage (“NMV” or “we”) is one of the largest stakeholders of Virtusa. We own an economic interest in the Company equivalent to approximately 11% of the outstanding common stock, comprised of a 4.94% common stock position and an additional 5.83% of economic exposure. We would also like to remind you that we initiated our position in the fall, well before the Covid-19 crisis, and despite what management has been telling investors in recent days, we were in no way being opportunistic and trying to take advantage of a crisis to invest in Virtusa.

We invested in Virtusa because we believe the stock is significantly undervalued given the Company’s strong digital transformation capabilities and earnings growth potential. The Company’s depressed valuation, including relative to its peers, is driven by Virtusa’s bottom tier margins and its client and industry revenue concentration issues, both of which the Company has been trying to address (unsuccessfully) for years. The Company’s inability to achieve its publicly stated objectives, particularly with respect to margin improvement and revenue diversification, when coupled with its poor corporate governance and management compensation arrangements, has led us to conclude that increased shareholder participation on the Board of Directors (the “Board”) is critical to ensuring appropriate accountability and the long-term success of the Company. While we have gone to great lengths to keep these discussions cordial and private, in the absence of meaningful settlement discussions over the next several days that include electing one NMV individual to the Board, we will be forced to appeal directly to shareholders.

We hope you understand that our interest is to work collaboratively with the Board and management team to better position the Company for long-term success and unlock value for all shareholders. We first reached out to Messrs. Canekeratne, Kalia, and Holler in late April, at which time we delivered an in-depth presentation on why we believe the market undervalues Virtusa and its potential to create long-term shareholder value. Our presentation included a specific path forward and we made a formal request for Board representation, among other initiatives, for Prasad Chintamaneni and Chad Fauser, New Mountain employees whose extensive career experience would bring exactly what is needed in Virtusa’s Boardroom today: more IT Services / capital allocation experience and more accountability. We patiently waited for your response to our April 29th requests until May 18th. In the interim, the Company conveniently used its earnings call to adopt some of our suggestions for change, such as an industry-standard definition of digital revenue, increased disclosure around healthcare revenue, and a formal rebranding of the long-standing promises of the Company into the newly coined “Three Pillars” strategy. While we support the initiatives articulated on the earnings call, we fear it is just more of the same – public promises that go unfulfilled.

Our dialogue continued over the next three weeks with various members of the Nominating & Corporate Governance Committee. This included the atypical step of a formal written response to nine extensive questions we had addressed in our prior written materials, as well as conversations with Mr. Moriarty and Mr. Pandit. As an aside, we look forward to reviewing any written responses other recent director candidates were required to complete, as we are assuming they were held to the same standards you applied in considering our Board representation request.

This is all why on June 12th, when we received the first formal feedback from Mr. Canekeratne since our initial engagement 7 weeks prior, we were extremely disappointed to learn that the Board determined to ignore our request for increased shareholder representation on the Board but instead sourced an additional “independent” Board candidate with IT services experience. While we will more thoroughly assess this individual’s credentials once we are provided with his or her name, the addition of one outside Board member will not change the fundamental issues plaguing Virtusa – an overall lack of accountability. To the contrary, we assume this Board candidate will be viewed as less threatening to Mr. Canekeratne, versus an ~11% economic holder willing to roll up its sleeves and truly address the issues that Virtusa has failed to remedy for years. Let us be extremely clear, the issue at hand is accountability, both to targets laid out over the past decade and to shareholders, who have been forced to endure returns in the lowest quartile of the relevant peer group as defined by Institutional Shareholder Services Inc. (“ISS”) over the past 5 years. Please be reminded that the core tenets to the “3 Pillars” strategy Virtusa put forth on its May 13th earnings call have been pursued by this management team extensively for the past 5+ years, with effectively no progress being made.

While we appreciate the time dedicated to us by Messrs. Moriarty, Pandit, and Canekeratne over the past few weeks, we are at an impasse as to the best path forward for all shareholders. You have mentioned repeatedly that the mandate of the Nominating & Corporate Governance Committee of the Board is to identify and recruit the best possible talent for the Board. When pressed further as to the criteria that entails, you responded saying you consider things such as skill set, Board fit, and general gravitas. You also detailed for us your systematic process of identifying and selecting directors for Virtusa. However, when the stock price and fundamental performance of a company has been as poor over the past 5+ years as Virtusa’s, it is time to admit that the process must, to some degree, be reevaluated. Bolder change is needed, and a shareholder led Board transformation is the correct path forward.

At its heart, the mandate of a Board of Directors is to set corporate strategy, hold management accountable to stated targets, and compensate them accordingly on behalf of all shareholders. Rather than embracing the single largest active investor with a track record of operational excellence, this Board appears to prefer to bring on another “independent” director with little to no skin in the game.

To recap, Virtusa’s management team has delivered to shareholders:

1)	Margins that are roughly ~50% below the relevant IT Services peer average, despite 7+ years of repeated, failed promises that margins will eventually reach “the mid-to-high teens”

	FY2015	FY2016	FY2017	FY2018	FY2019	FY2020	Cum. Change
Non-GAAP Operating Margin	14.3%	13.3%	6.5%	8.5%	9.9%	8.7%	(5.6%)
Change in Basis Points		(102)	(676)	204	134	(120)

2)	Sector diversification that is effectively unchanged from FY2015, despite repeated, failed promises to gradually reduce reliance on Banking, Financial Services, and Insurance (“BFSI”)

	FY2015	FY2016	FY2017	FY2018	FY2019	FY2020	Cum. Change
Banking, Fin. Serv., Insurance	57.8%	54.3%	63.5%	66.9%	62.4%	57.5%	(0.3%)
Comm. & Technology	34.3%	35.5%	26.0%	23.7%	28.9%	34.3%	0.0%
Media & Information	8.0%	10.3%	10.5%	9.4%	8.7%	8.3%	0.3%

3)	Unprofitable revenue growth given revenue has increased at 7x the rate of Adjusted EPS in the last 5 years. What happened to “earnings growing faster than revenues”?

	FY2015	FY2016	FY2017	FY2018	FY2019	FY2020	CAGR
Revenue	$479	$600	$859	$1,021	$1,248	$1,312	22%
% Growth		25%	43%	19%	22%	5%
Adj. Earnings per Share	$1.84	$2.06	$1.25	$1.63	$2.12	$2.14	3%
% Growth		12%	(40%)	31%	30%	1%

4)	Poor capital allocation, as evidenced by value destruction and subsequent degradation in return on invested capital from the Polaris deal

	FY2015	FY2016	FY2017	FY2018	FY2019	FY2020	Cum. Change
Return on Invested Capital [1]	19.2%	7.2%	4.2%	6.9%	10.0%	9.8%	(9.4%)
Change in Basis Points		(1,205)	(291)	269	303	(16)

[1]	Return on Invested Capital defined as NOPAT / Invested Capital, where NOPAT = Non-GAAP Operating Income - share-based compensation and Invested Capital = Net Debt + Book Value of Equity

To expand on the poor capital allocation point above, the biggest source of frustration cited by long term shareholders we have spoken with is Virtusa’s acquisition of Polaris and the resulting degradation of Virtusa’s earnings growth trajectory, key performance indicators and earnings multiple. Margins are down significantly, adjusted EPS has barely moved higher in 4 years, revenue concentration issues have been exacerbated and ROIC is down materially. The more painful analysis is projecting out what Virtusa could have looked like today had it not pursued the Polaris deal. Before Polaris, Virtusa had strong digital engineering capabilities, lower BFSI exposure and was positioned well for the world’s increased focus on digital transformation. Based on our analysis, we believe Virtusa could be worth up to $500mm - $1bn more today if it had stayed focused on organic growth and smaller tuck-in acquisitions versus a bet-the-company deal to buy Polaris in the quest for additional scale, regardless of profitability. It is easy to understand how this transpired as management has historically been compensated through revenue growth and adjusted operating income metrics (not tied together in any way) and Polaris held the promise for significant revenue synergies. In the end, the only financial metrics that went materially higher post the Polaris deal were Virtusa’s revenues and management’s compensation. Interestingly, five of Virtusa’s directors on the Board today were also on the Board at the time of the Polaris deal which we have heard was such a difficult asset to sell that they had to fire the first two investment banks before Credit Suisse was finally able to sell it to Virtusa.

As a result, shareholders have endured a stock that has depreciated from ~$50 a share 5 years ago to ~$33 as of yesterday’s market close, a total return of –34%. At the same time, companies with similar digital IT capabilities have outperformed the broader market. For example, in the past five years, EPAM Systems and Globant SA stocks have appreciated over 220% and 360%, respectively, while the broader Russell 3000 index has appreciated over 35%.

	1Y	3Y	5Y
VRTU	(27%)	6%	(35%)
EPAM	36%	186%	228%
GLOB	42%	242%	360%
ACN	10%	65%	126%
Russell 3000 GICS peers	(1%)	37%	77%

Graph has been converted and altered from original version for formatting and accuracy purposes.

This underperformance, however, has not negatively impacted management’s compensation or led to any increased level of oversight or accountability of management by the Board. For example, Mr. Canekeratne’s FY2019 pay was over 2.2x of that in FY2015, and he has earned roughly $30mm in cumulative compensation from FY2015 to FY2019. All of this occurred while Virtusa has created essentially no value for shareholders. Messrs. Kalia and Holler have similarly seen their pay increase significantly despite no corresponding increase in value to shareholders. To provide some context,

Mr. Canekeratne is currently paid more than the CEO of EPAM Systems, a significantly larger and faster growing enterprise in the IT services space. Furthermore, EPAM Systems’ CEO has made roughly half of what Mr. Canekeratne made cumulatively from the period of CY2014 to CY2019 while creating over ~$9bn of value for shareholders. When you start to digest those compensation numbers it becomes clear why Mr. Canekeratne is working so hard to keep a significant shareholder out of the Boardroom.

Virtusa:	FY2015	FY2016	FY2017	FY2018	FY2019	FY2020
Market Capitalization	$1,200	$1,103	$904	$1,434	$1,611	$856
Revenue	479	600	859	1,021	1,248	1,312
Adj. EPS	$1.84	$2.06	$1.25	$1.63	$2.12	$2.14
% Change over FY16 Peak			(40%)	(21%)	3%	4%
CEO Compensation [2]	3,588,724	4,417,200	4,695,310	8,772,997	7,979,479	TBD
% Change over FY16 (EPS Peak)			6%	99%	81%

We struggle to see how the status quo is sufficient for unlocking the true value inherent in Virtusa. While a fresh, skilled, and hopefully independent director selected by the Company may bring much needed IT services experience, he or she will not bring the same level of accountability to the Boardroom as an ~11% shareholder with significant IT Services capabilities. What Virtusa needs is Board-level support from a credible firm like NMV, that is fully aligned with all shareholders and has the resources, time and energy to work tirelessly to help Virtusa reach its full potential.

We would like to remind the Board that, according to ISS Voting Guidelines, ISS should recommend their institutional clients to withhold support for the current slate of directors in an uncontested election this year, given Virtusa’s 1-, 3-, and 5- year bottom half total shareholder returns vs. their relevant GICS code peers in the Russell 3000 and its litany of corporate governance deficiencies as defined by ISS (including a staggered Board, the inability for shareholders to call a special meeting or act by written consent). We only bring this up because it makes it crystal clear how ISS correctly concludes that the combination of poor performance and a challenging corporate governance profile is often the result of lack of accountability.3

	1Y	3Y	5Y
VRTU	(27%)	6%	(35%)
S&P 500 Total Regurn	8%	34%	62%
Nasdaq Composite Total Return	25%	63%	103%
Russell 3K Software & Services	(1%)	37%	77%
Percentile vs. Russell 3K S&S	16%	26%	10%

We recognize that we are in the middle of a dialogue with the Board regarding our requests. However, given the most recent communications with the Company and that the advanced notice deadline is fast approaching, we have decided to file the enclosed Nomination Notice today. We are still willing and hopeful of finding a mutually amicable solution to resolve our impasse and believe there is still a chance to avoid a messy, public debate about Virtusa’s weak performance and poor governance. We continue to believe it is not in the best interest of shareholders for Virtusa to pursue an expensive, time consuming, public fight with its largest active shareholder, which only wants to help Virtusa reach its full potential and exercise its shareholder rights.

[2]	As per Virtusa Proxy Materials
[3]	Total return from 6/15/15 to 6/15/20

As we highlighted earlier, our initial request was for Virtusa to add both Prasad and Chad to its Board. In an effort to compromise, we have since suggested we are willing to accept only one NMV director and have proposed the following construct:

•	Board representation for either Chad Fauser or Prasad Chintamaneni at Virtusa’s choice;

•	the addition of 2 mutually agreed upon independent directors, one of which can be sourced by Virtusa and one by NMV;

•

formation of a business optimization committee or task force of the Board or the expansion of the scope of the existing Finance Committee to include developing a detailed margin improvement and revenue diversification plan; and

•

a commitment to articulate to the market a concrete margin improvement plan and revenue diversification strategy, together with improved communication to investors, analysts and other market participants.

To summarize, we believe Virtusa is an amazing company with great potential and we plan to be significant investors for a long time. It is clear, however, that there has been significant underperformance, accompanied by a lack of accountability and flawed governance. NMV is the perfect partner to help Virtusa reach its full potential and we only seek to look out for the long-term interests of all stockholders. We again reiterate our desire to work constructively with the Board and come to mutually agreeable terms as to a path forward from here. If that is your wish as well, we are available at your convenience to discuss our position further.

Sincerely,

Chad Fauser, Prasad Chintamaneni, Dan Riley, and Tyler Saitta

IMPORTANT INFORMATION

New Mountain Vantage LO, L.P., New Mountain Vantage Focus, L.P. and New Mountain Vantage Co-Invest II, L.P., together with the other participants named herein (collectively, “NMV”), intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2020 annual meeting of the stockholders of Virtusa Corporation, a Delaware corporation (the “Company”).

NMV STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The “participants” in the proxy solicitation are New Mountain Vantage LO, L.P., a Delaware limited partnership (“NMVLO”), New Mountain Vantage Focus, L.P., a Delaware limited partnership (“NMVF”), New Mountain Vantage Co-Invest II, L.P., a Cayman Islands exempt limited partnership (“NMVCII”), New Mountain Vantage GP, L.L.C., a Delaware limited liability company (“Vantage GP”), New Mountain Vantage Advisers, L.L.C., a Delaware limited liability company (“NMV Advisers”), Michael J. Baresich, Ramakrishna Prasad Chintamaneni, Patricia B. Morrison, Chad Fauser, Nadia Shouraboura, New Mountain Vantage (California) II, L.P., a Delaware limited partnership (“NMVCaII”) and New Mountain Vantage, L.P., a Delaware limited partnership (“NMV”).

As of the date hereof, NMVLO, NMVF, NMVCII and their affiliates are, or may be, deemed to beneficially own 1,489,392 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), representing approximately 4.94% of the outstanding shares of Common Stock. As of the date hereof, NMVLO beneficially owns 28,517 shares of Common Stock, representing approximately 0.09% of the outstanding shares of Common Stock, NMVF beneficially owns 144,256 shares of Common Stock, representing approximately 0.48% of the outstanding shares of Common Stock, and NMVCII beneficially owns 1,316,619 shares of Common Stock, representing approximately 4.37% of the outstanding shares of Common Stock. Vantage GP, as the general partner of NMVLO, NMVF and NMVCII, is, or may be, deemed to beneficially own the 1,489,392 shares of Common Stock beneficially owned by NMVLO, NMVF and NMVCII, representing approximately 4.94% of the outstanding shares of Common Stock. NMV Advisers, as the investment adviser and manager of NMVLO, NMVF and NMVCII, is, or may be, deemed to beneficially own the 1,489,392 shares of Common Stock beneficially owned by NMVLO, NMVF and NMVCII, representing approximately 4.94% of the outstanding shares of Common Stock.

As of the date hereof, none of Mr. Baresich, Mr. Chintamaneni, Ms. Morrison, Mr. Fauser or Ms. Shouraboura beneficially owns any shares of Common Stock.

Vantage GP is also the general partner, and NMV Advisers is also the investment adviser and manager, of NMVCaII and NMV. NMVCII, NMVCaII and NMV have entered into notional principal amount derivative agreements in the form of cash settled swaps (the “Cash Derivative Agreements”) with respect to 1,757,423 shares of Common Stock, representing economic exposure in the Company comparable to approximately 5.83% of the outstanding shares of Common Stock. The Cash Derivative Agreements provide the holders with economic results that are comparable to the economic results of ownership of shares of Common Stock but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares of Common Stock that are referenced in the Cash Derivative Agreements.

About New Mountain Vantage

New Mountain Vantage manages concentrated public equity portfolios, both long-only and long/short. Vantage began investing in 2006 with a focus on corporate governance and selective engagement since inception.

Dan Riley is the Portfolio Manager of New Mountain Vantage and began his career at NMC in 2002. Chad Fauser is Head of Engagement for Vantage and joined in 2018 and was previously a Partner at Trian Partners.